UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2010

PARAMOUNT GOLD AND SILVER CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-51600	20-3690109
(Commission File Number)	(IRS Employer Identification No.)

346 Waverley Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613) 226-9881

(Registrant’s Telephone Number, Including Area Code)

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrants’ Certifying Accountant.

On January 4, 2010 the Company’s auditors, Cinnamon Jang Willoughby & Company, merged with Meyers Norris Penny LLP, Chartered Accountants. In accordance with SEC rules this constitutes a change of auditor. On February 11, 2010 the Company engaged Meyers Norris Penny LLP, Chartered Accountants, as its independent auditor and independent certified public accountant on the same terms and conditions.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Carlo A. Buffone, CMA, was appointed as the Company’s Chief Financial Officer by the Board of Directors replacing Lucie Letellier who tendered her resignation. There were no disagreements between Ms. Letellier and the Company regarding its operations or procedures. A copy of this Form 8-k has been provided to Ms. Letellier.

Mr. Buffone has been a Certified Management Accountant (CMA) since 1995 and is presently 39 years old. From 1995 to 1999 Mr. Buffone was Corporate Controller form Huber Suhner Canada and in 1999 he was Chief Financial Officer of ivyNet Corporation in Toronto, a public company. From April 2001 to April 2005, Mr. Buffone was employed as a Corporate Development Specialist for CMA Holdings Group a wealth management firm with over $23 billion in assets under administration where he was responsible for mergers and acquisitions. In April 2005 he founded Mama’s Boy Wines and has since inception served as its president. The company develops wholesale sales channels for artisanal wine makers both domestically and in Europe.

Mr. Buffone received a Bachelor of Commerce Degree from the University of Ottawa in 1993 and studied mergers and acquisitions at the Kellogg School of Management at Northwestern University in 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2010

Paramount Gold and Silver Corp.
By:	/s/Christopher Crupi
Christopher Crupi, CEO